Exhibit 99.1

1151 Maplewood Drive, Itasca, IL 60143 USA
T. 1 630 250 5100 F. 1 630 250 0575

Knowles Corporation Debuts as Independent, Public Company Following Spin-Off from Dover

Corporation

Market leader and global supplier of communication technology components begins trading today on the New

York Stock Exchange

Senior management team to ring The Opening Bell at the NYSE today at 9:30 AM EST

For Immediate Release

Itasca, Illinois, March 3, 2014 — Knowles Corporation (NYSE: KN), a market leader and global supplier of advanced micro-acoustic, specialty components, and human interface solutions announced today that it will debut as a standalone, publicly-traded company following its spin-off from Dover Corporation (NYSE: DOV). The company’s common stock will begin trading “regular way” on the New York Stock Exchange (NYSE) under the symbol “KN” on March 3, 2014.

“Today marks the beginning of an exciting new chapter in Knowles’ more than 65-year history,” said Jeffrey S. Niew, Knowles’ president and chief executive officer. “As an independent public company, we now have the opportunity to leverage our long-established heritage of innovation and proven performance. Based on technology that enhances people’s ability to communicate with each other, we strive to continuously reinvent our industry, design solutions that address the needs of the ever-changing world, and enrich the human experience. We are truly excited about our prospects and know that we will continue to serve our customers and our new shareholders very well.”

As part of today’s announcement, Knowles also revealed the company’s new brand identity, including a refreshed logo. Knowles is the No. 1 global supplier of microphones, one of the top three suppliers of speakers and receivers, No. 1 global supplier of hearing aid solutions, and a global supplier of precision devices. The identity celebrates the company’s reputation as a pioneer in acoustics and commitment to improve the quality of audio – continuously pushing boundaries, driving the industry forward, and enabling consumers to experience “life above the noise”.

“Becoming independent is a pivotal moment for Knowles. We are committed to helping our customers realize, appreciate and value the marvels of sound sensory solutions,” said Niew. “We believe the momentum in our businesses will drive our continued success, in particular the significant growth in the mobile device market coupled with our commitment to product innovation, operational excellence and the strength of our people globally.”

The executive team at Knowles includes:

•	Jeffrey S. Niew, President and Chief Executive Officer

•	John S. Anderson, Senior Vice President and Chief Financial Officer

•	Michael A. Adell, Co-President, Mobile Consumer Electronics—Microphones

•	Christian U. Scherp, Co-President, Mobile Consumer Electronics—Speakers and Receivers

•	Gordon A. Walker, Co-President, Specialty Components—Acoustics and Hearing Health

•	David W. Wightman, Co-President, Specialty Components—Precision Devices

•	Raymond D. Cabrera, Senior Vice President, Human Resources and Chief Administrative Officer

•	Paul M. Dickinson, Senior Vice President, Corporate Development and Treasurer

•	Daniel J. Giesecke, Senior Vice President and Chief Operating Officer

•	Joseph W. Schmidt, Senior Vice President, General Counsel

•	Thomas G. Jackson, Senior Vice President, Corporate Secretary

•	James F. Wynn, Senior Vice President, Global Supply Chain

•	Bryan E. Mittelman, Vice President, Controller

3/3/2014

Today, a group of Knowles executives and employees will celebrate the spinoff by ringing the opening bell at the New York Stock Exchange at 9:30 a.m., ET. Footage of the bell ringing will be available live on NYSE’s website.

In connection with the spin-off, each Dover shareholder received one share of Knowles common stock for every two shares of Dover common stock held by such shareholder as of the record date of February 19, 2014. Approximately 85 million shares of Knowles common stock were distributed.

As a newly independent public company, Knowles expects to hold its first annual meeting of shareholders on May 13, 2014.

About Knowles:

Founded in 1946, Knowles Corporation (NYSE: KN) is a market leader and global supplier of advanced micro-acoustic solutions and specialty components serving the mobile communications, consumer electronics, medical technology, military, aerospace and industrial markets. Knowles has a leading position in micro-electro-mechanical systems microphones, speakers and receivers which are used in smartphones, tablets and mobile handsets. Knowles is also a leading manufacturer of transducers used in hearing aids and other medical devices and has a strong position in oscillators (timing devices) and capacitor components which enable various types of communication. Knowles’ focus on the customer, combined with unique technology, rigorous testing and global scale, helps to deliver innovative solutions and consistently dependable and precise products. Headquartered in Itasca, Illinois, Knowles has more than 10,000 employees in 37 locations around the world. For more information, visit www.knowles.com.

CONTACTS:

Investors:	Media:

Michael J. Knapp	Melissa W. York
Vice President, Investor Relations	Director, Corporate Communications
(630) 238-5236	(630) 238-5242

Forward-Looking Statements:

This press release contains statements relating to future actions and results, which are “forward-looking” statements within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Such statements relate to, among other things, the anticipated date for Knowles’ common stock to begin trading on a “regular-way” basis on the NYSE and Knowles’ prospects as an independent company. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will be achieved. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the risk that the anticipated benefits from the spin-off may not be fully realized or may take longer to realize than expected and changes in economic, competitive, strategic, technological, regulatory or other factors that affect the operation of Knowles’ businesses. Knowles refers you to the matters described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Knowles’ Form 10 registration statement for a discussion of these and other risks and uncertainties. Knowles does not undertake any obligation to update any forward-looking statement, except as required by law.